Exhibit 23.2

Baker Tilly US, LLP
18500 Von Karman Avenue, 10th Flr. Irvine, CA 92612
United States of America

T: +1 (949) 222-2999
F: +1 (949) 222-2289

bakertilly.com

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 filed on February 2, 2022 of Assure Holdings Corp. of our report dated March 30, 2021 relating to the consolidated financial statements of Assure Holdings Corp., appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts”.

Our audits of the consolidated financial statements referred to in our aforementioned report also included the financial statement schedule of Assure Holdings Corp. This financial statement schedule is the responsibility of management. Our responsibility is to express an opinion based on our audits of the consolidated financial statements. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

BAKER TILLY US, LLP

Irvine, California
February 2, 2022

Baker Tilly US, LLP, trading as Baker Tilly, is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities. © 2020 Baker Tilly US, LLP